EXHIBIT 14.1
CONSENT OF SCHWARTZ LEVITSKY FELDMAN LLP
The undersigned, Schwartz Levitsky Feldman llp, hereby consents to the use of our name and the use of our opinion dated February 10, 2006 on the consolidated financial statements of Micromem Technologies Inc. (the Company) included in its Annual Report on Form 20-F being filed by the Company, for the fiscal year ended October 31, 2005.
/s/ SCHWARTZ LEVITSKY FELDMAN LLP
Chartered Accountants
Toronto, Ontario
February 28, 2006